Filed pursuant to Rule 424(b)(3)

File No. 333-251803

STATEMENT OF ADDITIONAL INFORMATION
FEBRUARY 9, 2021, AS REVISED MARCH 5, 2021
Reorganization of
A&Q masters Fund
600 Washington Boulevard Stamford, Connecticut 06901
(203) 719-1428
With and Into
A&Q LONG/SHORT STRATEGIES Fund LLC
600 Washington Boulevard Stamford, Connecticut 06901
(203) 719-1428

This Statement of Additional Information, which is not a prospectus, supplements and should be read in conjunction with the Prospectus/Proxy Statement dated February 9, 2021 relating specifically to the proposed merger of A&Q Masters Fund (the "Fund") with and into A&Q Long/Short Strategies Fund LLC (the "Acquiring Fund"), pursuant to an Agreement and Plan of Merger (the "Reorganization"). This Statement of Additional Information consists of this cover page and the following documents attached hereto:

1.	The Acquiring Fund's Statement of Additional Information dated May 1, 2020.

2.	The Acquiring Fund's Annual Report for the fiscal year ended December 31, 2020.

3.	The Fund's Statement of Additional Information dated August 1, 2020.

4.	The Fund's Annual Report for the fiscal year ended March 31, 2020.

5.	The Fund's Semi-Annual Report for the six-month period ended September 30, 2020.

Defined terms used herein, and not otherwise defined herein, have the same meanings as in the Prospectus/Proxy Statement dated February 9, 2021.

DOCUMENTS INCORPORATED BY REFERENCE

The Acquiring Fund's Statement of Additional Information dated May 1, 2020 is incorporated herein by reference to Pre-Effective Amendment No. 1 to the Acquiring Fund's Registration Statement on Form N-2 (File No. 333-236896), filed with the Securities and Exchange Commission (the "Commission") on May 1, 2020. The financial statements of the Acquiring Fund are incorporated herein by reference to the Acquiring Fund's Annual Report for its fiscal year ended December 31, 2020, filed with the Commission on March 5, 2021. The Fund's Statement of Additional Information dated August 1, 2020 is incorporated herein by reference to the definitive version thereof filed with the Commission pursuant to Rule 424(b)(3) on August 18, 2020 (File No. 333-232006). The financial statements of the Fund are incorporated herein by reference to the Fund's Annual Report for the year ended March 31, 2020, filed with the Commission on June 4, 2020, and to the Fund's Semi-Annual Report for the six-month period ended September 30, 2020, filed with the Commission on December 7, 2020.

SUPPLEMENTAL FINANCIAL INFORMATION

A table showing the fees and expenses of the Acquiring Fund and the Fund, and the fees and expenses of the Acquiring Fund on a pro forma basis after giving effect to the proposed Reorganization, is included in "Summary—Comparison of the Acquiring Fund and the Fund—Fees and Expenses" in the Prospectus/Proxy Statement.

The Reorganization will not result in a material change in the Fund's investment portfolio due to the investment restrictions of the Acquiring Fund. As a result, a schedule of investments of the Fund modified to show the effects of such change is not required and is not included.

There are no material differences in accounting policies of the Fund as compared to those of the Acquiring Fund.

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